         Exhibits 5.1, 8.1 and 23.1

October 29, 2007

Mortgage Asset Securitization Transactions, Inc.

1285 Avenue of the Americas

New York, New York 10019

Re:

Mortgage Asset Securitization Transactions, Inc.,

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Mortgage Asset Securitization Transactions, Inc., a Delaware corporation (the “Company”), in connection with the issuance of the Company’s MASTR Asset Securitization Trust 2007-1 Mortgage Pass-Through Certificates, Series 2007-1 (the “Certificates”), and the offering of the Class 1-A-1, Class 1-A-2, Class 1-A-3, Class 1-A-4, Class 1-A-5, Class 1-A-6, Class 1-A-7, Class 1-A-8, Class 1-A-9, Class 2-A-1, Class 2-A-2, Class 2-A-3, Class 2-A-4, Class 2-A-5, Class 2-A-6, Class 2-A-7, Class 2-A-8, Class 2-A-9, Class 2-A-10, Class 2-A-11, Class A-LR, Class A-UR, Class A-P, Class A-X, Class B-1, Class B-2 and Class B-3 Certificates (the “Offered Certificates”), pursuant to a prospectus dated February 26, 2007, as supplemented by a prospectus supplement dated October 29, 2007 (the “Base Prospectus” and the “Prospectus Supplement,” respectively, and collectively the “Prospectus”).  A registration statement of the Company on Form S-3 relating to the Offered Certificates (Commission File No. 333-130373) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and was declared effective on April 5, 2006.  Post-Effective Amendments No. 1 and No. 2 to the registration statement have been filed with the Commission under the Act and were declared effective on April 19, 2006 and February 7, 2007, respectively.  As set forth in the Prospectus, the Certificates will be issued under and pursuant to the conditions of a pooling and servicing agreement dated as of October 1, 2007  (the “Pooling Agreement”), among the Company, as depositor, UBS Real Estate Securities Inc., as transferor (the “Transferor”), U.S. Bank National Association, as trustee (the “Trustee”), and Wells Fargo Bank, N.A, as master servicer, as trust administrator, as custodian and as credit risk manager (the “Master Servicer”, the “Trust Administrator”, the “Custodian” and the “Credit Risk Manager”).  Capitalized terms used but not defined herein shall have the meanings assigned in the Pooling Agreement.

We have examined a form of the Pooling Agreement, forms of the Certificates, the Prospectus, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents.  As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

(i)

The Pooling Agreement has been duly and validly authorized by all necessary action on the part of the Company and when the Pooling Agreement has been duly executed and delivered by the Company, the Transferor, the Master Servicer, the Trust Administrator, the Custodian, the Credit Risk Manager and the Trustee, the Pooling Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations.

(ii)

The issuance and sale of the Offered Certificates have been duly authorized by all requisite corporate action on the part of the Company and, when duly and validly executed and authenticated in accordance with the terms of the Pooling Agreement and delivered against payment therefor pursuant to the Underwriting Agreement dated October 29, 2007, between the Company and UBS Securities LLC, and the Purchase Agreement, dated October 29, 2007, between the Company and UBS Securities LLC, the Offered Certificates will be duly and validly issued and outstanding, and entitled to the benefits of the Pooling Agreement and enforceable against the Company in accordance with their terms.

(iii)

Under existing law, assuming compliance with all provisions of the Pooling Agreement, for federal income tax purposes, each segregated pool of assets for which the Pooling Agreement directs that a REMIC election be made will qualify as a “real estate mortgage investment conduit” (“REMIC”) pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the “Code”); each of the Certificates (other than the Class P, Class A-LR and Class A-UR Certificates and the Exchangeable Certificates), will evidence ownership of “regular interests” in a REMIC within the meaning of the Code; the Class A-LR Certificate will be considered to represent the sole class of “residual interest” in the lower-tier REMIC or REMICs that hold the Mortgage Assets within the meaning of Section 860G(a)(2) of the Code and the Class A-UR Certificates will be considered to represent the sole class of “residual interest” in each other REMIC created under the Pooling Agreement.

(iv)

The statements contained under the caption “Federal Income Tax Consequences,” in the Base Prospectus and “Federal Income Tax Consequences” in the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Federal Income Tax Consequences” and “Legal Matters” in the Base Prospectus and “Federal Income Tax Consequences” and “Legal Matters” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP